SMITH CORONA CORPORATION
                       65 LOCUST AVENUE
                NEW CANAAN, CONNECTICUT  06840




                        March 28, 1995




  PERSONAL AND CONFIDENTIAL

  Mr. Robert Van Buren
  369 South Lake Drive
  Palm Beach, Florida  33480

  Dear Bob:

    This letter will confirm the terms and conditions of your Employment Agreement (the "Agreement") with Smith
  Corona Corporation ("SCO").

         1.  You will be employed as the Chairman and Chief
  Executive Officer of SCO, reporting to the Board of Directors, effective March 24, 1995.

         2. Your compensation in such capacity will be salary at the rate of $30,000 per month.

         3. You will be eligible for consideration of grants of SCO share options when other officers are considered, usually annually; on March 8, 1995, you received 100,000 share options based on the average share price on the date of the grant. All options will be exercisable in accordance with the SCO 1990 Stock Option Plan, as amended from time to time, except that it is the intention of the Board of Directors to take steps within its authority to vest you in this grant as soon thereafter as is lawful, subject to stockholder approval which is necessary to implement a change in the vesting provisions of the Stock Option Plan.

         4. You will be entitled to receive the following fringe benefits:

            (a)  Term life insurance coverage equal to
  two times your annual base salary pursuant to the terms of the current SCO coverage;

            (b)  Executive Medical Program;

            (c)  Reasonable out-of-pocket expenses
  related to your temporary relocation to New Canaan;

            (d)  Reimbursement for expenses incurred in
  the discharge of your duties as Chairman and Chief Executive
  Officer in accordance with established SCO policies and procedures including a rental vehicle or mileage charges for the use of your automobile.

         5. This Agreement may be terminated at any time at the discretion of the Board of Directors. In the event that the Board of Directors of SCO terminates your employment for reasons other than Cause, you will be paid your base salary, plus benefits as set forth in Paragraph 4 above until the last day of the month during which you are given oral or written notice of your termination. "Cause" shall mean a material breach of, or willful misconduct in, the performance of your duties as an employee of SCO; employment by a firm not affiliated with SCO while you are employed by SCO; theft, embezzlement, bribery or other act of comparable dishonesty or disloyalty or breach of trust against SCO; or the conviction of a felony.

         6. This Agreement, upon your acceptance in the space provided below, shall be a binding contract to be governed and construed in accordance with the laws of the state of Connecticut and it shall supersede and replace all prior agreements and understandings between the parties.

         As the terms described in this letter differ from normal SCO policy regarding employee benefits and separation, it is understood that this Agreement sets forth the entire agreement between SCO and you relating to your employment; that you waive any and all benefits from any SCO employee benefit program not specifically referred to herein, that you understand that employees who serve as director receive no additional compensation therefor and that you release SCO from any liability other than that to which SCO has agreed above.

                           Very truly yours,



SMITH CORONA CORPORATION



By:
   Richard R. West
   Chairman, Special Committee
   of the Board of Directors


I accept and agree to the
foregoing terms and conditions.






Robert Van Buren


Date